  As filed with the Securities and Exchange Commission on October 1, 1996


                                                      Registration No. 333-03795

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ----------

                          AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ----------
                          MARRIOTT INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                                  ----------
           DELAWARE                                     52-0936594
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)

      10400 FERNWOOD ROAD                            JOSEPH RYAN, ESQ.
    BETHESDA, MARYLAND 20817                        10400 FERNWOOD ROAD
         (301) 380-3000                           BETHESDA, MARYLAND 20817
 (Address, including zip code,                         (301) 380-3000
and telephone number, including             (Name, address, including zip code,
  area code, of registrant's                  and telephone number, including
  principal executive offices)                area code, of agent for service)

  The registrant requests that copies of notices and communications from the Securities and Exchange Commission be sent to:

        WARD R. COOPER, ESQ.                    JOSEPH W. ARMBRUST, JR., ESQ.
     ASSISTANT GENERAL COUNSEL                          BROWN & WOOD
    MARRIOTT INTERNATIONAL, INC.                   ONE WORLD TRADE CENTER
        10400 FERNWOOD ROAD                          NEW YORK, NY 10048
      BETHESDA, MARYLAND 20817

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996
PROSPECTUS
                                  $540,261,000

                       [LOGO OF MARRIOTT APPEARS HERE]
                          MARRIOTT INTERNATIONAL, INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2011
                          (ZERO COUPON--SUBORDINATED)
                                  ----------

  This Prospectus relates to $540,261,000 aggregate principal amount of Liquid Yield Option(TM) Notes ("LYONs") of Marriott International, Inc. (the "Company") that may be offered and sold from time to time by the several holders thereof ("Selling Holders"). The LYONs were issued by the Company on March 25, 1996 at the issue price of $532.15 per $1,000 principal amount at maturity (the "Issue Price"), and there will be no periodic payments of interest. The LYONs will mature on March 25, 2011. The Issue Price of each LYON represents a yield to maturity of 4.25% per annum (computed on a semiannual bond equivalent basis) calculated from March 25, 1996. The LYONs are subordinated to all existing and future Senior Indebtedness of the Company. As of June 14, 1996, there was approximately $1.1 billion of Senior Indebtedness outstanding. See "Description of LYONs--Subordination of LYONs." The Company will not receive any proceeds from sales of the LYONs by the Selling Holders.

  Each LYON is convertible at the option of the Holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into common stock, par value $1.00 per share, of the Company (the "Common Stock") at a conversion rate of 8.760 shares per LYON (the "Conversion Rate"). The Conversion Rate will not be adjusted for accrued Original Issue Discount but is subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the Holder will not receive any cash payment representing accrued Original Issue Discount; such accrued Original Issue Discount will be deemed paid by the Common Stock received on conversion. See "Description of LYONs--Conversion Rights."

  LYONs will be purchased by the Company, at the option of the Holder, on March 25, 1999 and March 25, 2006 (each, a "Purchase Date") for a Purchase Price per LYON of $603.71 and $810.36 (Issue Price plus accrued Original Issue Discount to each such date), respectively. The Company, at its option, may elect to pay the Purchase Price on any Purchase Date in cash or shares of Common Stock or in any combination thereof. See "Description of LYONs--Purchase of LYONs at the Option of the Holder." In addition, as of 35 business days after the occurrence of any Change in Control of the Company occurring on or prior to March 25, 1999, LYONs will be purchased for cash by the Company, at the option of the Holder, for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to the date set for such purchase. In certain circumstances the Company's ability to pay the Change in Control Purchase Price may be limited. See "Description of LYONs--Change in Control Permits Purchase of LYONs at the Option of the Holder."

  The LYONs are not redeemable by the Company prior to March 25, 1999. Thereafter, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. See "Description of LYONs--Redemption of LYONs at the Option of the Company."

  From and after a Tax Event Date (as defined herein), at the option of the Company, interest in lieu of future original issue discount shall accrue on each LYON from the Option Exercise Date (as defined herein) at 4.25% per annum on the Restated Principal Amount (as defined herein) and shall be payable semiannually on each Interest Payment Date (as defined herein) to holders of record at the close of business on each Regular Record Date (as defined herein) immediately preceding such Interest Payment Date. See "Description of LYONs-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

  For a discussion of certain United States federal income tax consequences for Holders of LYONs, see "Certain United States Federal Income Tax
Considerations."

  See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective purchasers of the securities offered hereby.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

THE ATTORNEY GENERAL OF  THE STATE OF NEW YORK HAS NOT  PASSED UPON OR ENDORSED
 THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  The LYONs may be offered for sale and sold by the Selling Holders from time to time in varying amounts at prices and on terms to be determined at the time of sale. To the extent required, the name(s) of the Selling Holder(s), the number of LYONs to be sold, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation thereto with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution." The Company will not receive any proceeds from any sale of LYONs hereunder.

  Selling Holders and any broker-dealers or agents that participate with a Selling Holder in the distribution of any of the LYONs may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the LYONs purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

(TM)Trademark of Merrill Lynch & Co., Inc.

              The date of this Prospectus is October  , 1996.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company is required to file periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (when filed with the Commission) can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at the above Washington, D.C. address at prescribed rates. The Commission also maintains a site accessible to the public by computer on the World Wide Web, at http://www.sec.gov/, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005.

  THE COMPANY HAS FILED WITH THE COMMISSION A REGISTRATION STATEMENT ON FORM S-3 (TOGETHER WITH ALL AMENDMENTS AND EXHIBITS THERETO, THE "REGISTRATION STATEMENT") UNDER THE SECURITIES ACT. THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION. FOR FURTHER INFORMATION PERTAINING TO THE LYONS, REFERENCE IS MADE TO THE REGISTRATION STATEMENT.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are hereby incorporated herein by reference:

  (i) Annual Report on Form 10-K for the fiscal year ended December 29, 1995;

  (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 22 and June 14, 1996; and

  (iii) Current Reports on Form 8-K filed with the Commission on February 16 and April 9, 1996.

  In addition to the foregoing, all documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and thereafter until the termination of the Offering of the LYONs shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless any such exhibit is specifically incorporated by reference therein). Requests should be directed to Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number (301) 380-4999, Attention: Corporate Secretary.

                                 RISK FACTORS

  Prospective investors should carefully consider the following matters, together with all other information set forth in this Prospectus.

RELATIONSHIP WITH HOST MARRIOTT CORPORATION

  Prior to becoming a separate, publicly-held company on October 8, 1993, the Company was a wholly-owned subsidiary of Marriott Corporation, which, directly and through its subsidiaries, engaged in the present businesses of the Company as well as in certain other businesses, including the development and ownership of hotels. On October 8, 1993, Marriott Corporation (i) separated the Company's present businesses from its other businesses through a distribution of all outstanding Company common stock to the holders of Marriott Corporation common stock, on a share-for-share basis, and (ii) changed its name to Host Marriott Corporation (which, together with its subsidiaries, is referred to herein as "Host Marriott").

  A number of ongoing relationships create the potential for conflicts of interest between the Company and Host Marriott, including conflicts that may arise out of (i) Company-operated and franchised lodging properties owned or leased by Host Marriott and lodging properties owned by partnerships affiliated with Host Marriott; (ii) Host Marriott's indebtedness to the Company under certain credit facilities and potential further indebtedness under Company guarantees of certain Host Marriott obligations; (iii) a non-competition agreement which limits competition between the two companies; (iv) the fact that J. W. Marriott, Jr., Chairman of the Board and President of the Company and Richard E. Marriott, Chairman of the Board of Host Marriott, are major shareholders of and serve on the Boards of Directors of both companies;
(v) the fact that certain directors and officers of the Company (including J.
W. Marriott, Jr. and Richard E. Marriott) own shares of, have options and/or rights to acquire shares of, or otherwise have significant interests in, Host Marriott; and (vi) the Company's operation and franchising of other lodging properties that compete with those owned by Host Marriott or its affiliates. Despite this potential for conflict, the Company believes that the mutuality of interest between the Company and Host Marriott is sufficient to keep these ongoing relationships productive and beneficial for both companies. Moreover, the Company has implemented policies and procedures to limit the involvement of J.W. Marriott, Jr., Richard E. Marriott and other executive officers of the Company with significant interests in Host Marriott in any significant conflict situation between the two companies.

RESTRICTIONS IMPOSED BY LENDERS

  Certain of the Company's loan agreements limit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, create liens, sell assets or engage in mergers. These restrictions could limit the ability of the Company to effect future financings or otherwise may restrict corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of one or more credit facilities. The Company believes, however, that the limitations and restrictions imposed by its loan agreements are reasonable and will not unduly limit the Company's financial flexibility.

SUBORDINATION

  The LYONs are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. Under the Indenture, generally, no payment of the Principal Amount at Maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Change in Control Purchase Price or interest, if any, with respect to any LYONs may be made by the Company, nor may the Company pay cash with respect to the Purchase Price of any LYON (other than for fractional shares) or acquire any LYONs for cash or property if (i) any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or the Company receives notice of the default. Further, upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts will have been provided for, before the holders of the LYONs will be entitled to receive any payment or distribution with respect to any LYONs. As of June 14, 1996, there was approximately $1.1 billion of Senior Indebtedness outstanding. In addition, the LYONs are effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors. The Indenture will not restrict the future incurrence of Senior Indebtedness or other indebtedness by the Company or any of its subsidiaries. See "Description of LYONs--Subordination of LYONs."

COMPANY STRUCTURE

  A significant percentage of the assets and revenues of the Company are held by or derived from the operations of the Company's subsidiaries. As a result, trade creditors and other creditors of these subsidiaries may have a claim that is structurally superior to that of the holders of the LYONs whose recourse to the assets and revenues of these subsidiaries derives solely from the equity interest therein of the company.

COMPETITION

  The Company meets significant competition in both the Lodging and Contract Services businesses. A discussion of competition is set forth herein under "Business."

FORWARD-LOOKING STATEMENTS

  When used in this Prospectus and the documents incorporated herein by reference, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including: competition within each of the Company's business segments, the balance between supply of and demand for hotel rooms and timeshare units, the Company's continued ability to obtain new operating contracts and franchise agreements on current terms, the Company's relations with current and potential hotel and retirement community owners and contract services clients, the effect of international, national and regional economic conditions, the availability of capital to fund investments in the Company's several businesses, and other risks described from time to time in the Company's filings with the Commission, including those set forth in Exhibit 99 to the Registration Statement. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                  THE COMPANY

  The Company is a worldwide operator and franchisor of hotels, and is North America's largest provider of food service and facilities management in the corporate, health care and education markets. The Company's operations are grouped in two business segments, Lodging and Contract Services, which represented 59% and 41%, respectively, of total sales in 1995.

   The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Its telephone number is (301) 380-3000.

                                USE OF PROCEEDS

  The Company will receive no proceeds from any sales of LYONs made from time to time hereunder.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                              TWENTY-FOUR WEEKS ENDED         FISCAL YEAR
                            --------------------------- ------------------------
                            JUNE 14, 1996 JUNE 16, 1995 1995 1994 1993 1992 1991
                            ------------- ------------- ---- ---- ---- ---- ----
Ratio of earnings to fixed
charges...................       4.7           4.8      4.8  5.0  4.7  4.3  4.7

  For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represent income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges and (c) the Company's equity interest in losses of certain 50%-or-less-owned affiliates; less (x) undistributed earnings of 50%-or-less-owned affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned affiliates.

                             DESCRIPTION OF LYONS

  The LYONs were issued under an indenture dated as of March 25, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture, as amended, is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is also available for inspection during normal business hours at the principal corporate trust office of the Trustee. The following summaries of certain provisions of the LYONs and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the LYONs and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of LYON which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. References herein are to sections in the Indenture and paragraphs in the Form of LYON.

GENERAL

  The LYONs are unsecured, subordinated obligations of the Company limited to $540,261,000 aggregate principal amount at maturity and will mature on March 25, 2011. The principal amount at maturity of each LYON is $l,000 (except as may be adjusted upon conversion of the LYONs to semiannual coupon notes following a Tax Event) and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. (Sections 2.03, 2.04 and 4.05 and Form of LYON, paragraph 3)

  The LYONs were originally issued at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations-Original Issue Discount." Except as described under "Optional Conversion to Semiannual Coupon Note upon Tax Event," there will be no periodic payments of interest. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of a LYON) in the period during which a LYON remains outstanding will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence on the issue date of the LYONs. (Form of LYON, paragraph 1) In the event of the maturity, conversion, purchase by the Company at the option of a Holder or redemption of a LYON, Original Issue Discount and interest, if any, will cease to accrue on such LYON, under the terms and subject to the conditions of the Indenture. (Section 2.08) The Company may not reissue a LYON that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise cancelled. (Section 2.10)

  Because certain of the operations of the Company are conducted through wholly-owned subsidiaries, the Company's cash flow and consequent ability to meet its debt obligations are dependent in part upon the earnings of its subsidiaries and on dividends and other payments therefrom. Since the LYONs are solely an obligation of the Company, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the LYONs or to make funds available therefor in the form of dividends or advances to the Company.

FORM, DENOMINATION AND REGISTRATION

  The LYONs were issued in fully registered book-entry form and are represented by one or more global LYONs without coupons (each, a "Global LYON") deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such Global LYON will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for LYONs in certificated form except in the limited circumstances described herein. The LYONs offered hereby may be transferred in minimum denominations of $1,000 and multiples thereof. No service charge will be made for any registration of transfer or exchange of LYONs, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Ownership of beneficial interests in a Global LYON is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the

Global LYONs will be shown on, and the transfer of that ownership will be effected through, records maintained by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or Holder of a Global LYON, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the LYONs represented by such Global LYON for all purposes under the Indenture and the LYONs. No beneficial owner of an interest in a Global LYON will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). If DTC or any successor depository notifies the Company that it is unwilling or unable to continue as depository for a Global LYON or ceases to be a "Clearing Agency" registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor depository is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, owners of beneficial interests in such Global LYON will receive physical delivery of LYONs in certificated form and will be considered to be the owners or Holders of such LYONs under the Indenture or the LYONs.

  Payments on Global LYONs will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global LYONs or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global LYON held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global LYON as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global LYON held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form.

  DTC will take any action permitted to be taken by a Holder of LYONs (including the presentation of LYONs for exchange as described below) only at the direction of one or more participants to whose account interests in the Global LYONs are credited and only in respect of such portion of the aggregate principal amount of the LYONs as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the LYONs, DTC will exchange the Global LYONs for LYONs in certificated form, which it will distribute to its participants and which will be legended as set forth under "Notice to Investors."

  In case any such LYON shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and upon the Company's request the Trustee will authenticate and deliver a new LYON, of like tenor (including the same date of issuance) and equal principal amount at maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such LYON (upon surrender and cancellation thereof) or in lieu of and substitution for such LYON. In case such LYON is destroyed, lost or stolen, the applicant for a substituted LYON shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such LYON, the applicant shall also furnish to the Company satisfactory evidence of the destruction, loss or theft of such LYON and of the ownership thereof. Upon the issuance of any substituted LYON, the Company may require the payment by the registered Holder thereof of a sum sufficient to cover fees and expenses connected therewith.

SUBORDINATION OF LYONS

  Indebtedness evidenced by the LYONs is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness (as defined below). (Section 10.1) No payment of the Principal Amount at Maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Change in Control Purchase Price or interest, if any, with respect to any LYONs may be made by the Company, nor may the Company pay cash with respect to the Purchase Price of any LYON (other than for fractional shares) or acquire any LYONs for cash or property except as set forth in the Indenture if (i) any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or the Company receives notice of the default. Notwithstanding the foregoing, payments with respect to the LYONs may resume and the Company may acquire LYONs for cash when (a) the default with respect to the Senior Indebtedness is cured or waived or (b) in the case of a default described in (ii) above, 179 or more days pass after notice of the default is received by the Company, provided that the terms of the Indenture otherwise permit the payment or acquisition of the LYONs at that time. If the Company receives a notice of default referred to in clause (ii) of the preceding sentence, then a similar notice received within nine months thereafter relating to the same default on the same issue of Senior Indebtedness shall not be effective to prevent the payment or acquisition of the LYONs as provided above. (Section 10.04) In addition, no payment may be made on the LYONs if any LYONs are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of (i) 120 days after the date of such acceleration or (ii) the payment in full of all Senior Indebtedness, but only if such payment is then otherwise permitted under the terms of the Indenture. (Section 10.03) Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the LYONs shall be entitled to receive any payment or distribution with respect to any LYONs. (Section 10.02)

  By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) the Holders of the LYONs are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and
(ii) unsecured creditors of the Company who are not Holders of LYONs or holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of LYONs. (Section 10.02)

  The term "Senior Indebtedness" of the Company means, without duplication, the principal, premium (if any) and unpaid interest on all present and future
(i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a Subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (iv) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (v) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (iv) above, and
(vi) obligations of the Company under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the LYONs. (Section 1.01)

  As of June 14, 1996, there was approximately $1.1 billion of Senior Indebtedness outstanding. There is no restriction under the Indenture on the creation of additional indebtedness, including Senior Indebtedness.

  The LYONs are effectively subordinated to all existing and future liabilities of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the Holders of the LYONs to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

CONVERSION RIGHTS

  A Holder of a LYON may convert it into Common Stock at any time before the close of business on March 25, 2011, provided, however, that if a LYON is called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. A LYON in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such LYON may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Purchase Date or the Change in Control Purchase Date, as the case may be, in accordance with the terms of the Indenture. (Sections 3.08, 3.09 and 3.10 and Form of LYON, paragraph 9)

  The initial Conversion Rate for the LYONs is 8.760 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment upon the occurrence of certain events described below. (Form of LYON, paragraph 9) See "Price Range of Common Stock and Dividends." A Holder otherwise entitled to a fractional share of Common Stock will receive cash equal to the market value of such fractional share based on the closing Sale Price on the Trading Day immediately preceding the Conversion Date. (Section 11.03 and Form of LYON, paragraph 9) A Holder may convert a portion of such Holder's LYONs so long as such portion is $1,000 principal amount at maturity or an integral multiple thereof. (Section 11.01 and Form of LYON, paragraph 9)

  To convert a LYON, a Holder must (i) complete and manually sign the conversion notice on the back of the LYON (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for such purpose, (ii) surrender the LYON to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date. (Sections 11.02 and 11.04 and Form of LYON, paragraph 9)

  Upon conversion of a LYON, a Holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the Holder of the fixed number of shares of Common Stock into which the LYON is convertible (together with the cash payment, if any, in lieu of any fractional shares) will satisfy the Company's obligation to pay the principal amount at maturity of the LYON, including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount will be deemed to be paid in full rather than cancelled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the LYONs for accrued Original Issue Discount. A certificate for the number of full shares of Common Stock into which any LYON is converted (and for cash in lieu of fractional shares) will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. (Sections 2.08 and 11.02) For a discussion of the tax treatment of a Holder receiving Common Stock upon conversion, see "Certain United States Federal Income Tax Consequences--Disposition or Conversion."

  The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Company; certain subdivisions, combinations or reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights, warrants or options to purchase Common Stock or securities convertible into Common Stock for a period expiring within 60 days after the record date for such distribution at a price per share less than the Sale Price at the time; and distributions to all holders of Common Stock of assets or debt securities of the Company or rights, warrants or options to purchase securities of the Company (excluding cash dividends or other cash distributions from consolidated current net earnings or earned surplus or dividends payable in Common Stock but including Extraordinary Cash Dividends). However, no adjustment need be made if Holders may participate in the transactions on a basis and with notice that the Board of Directors of the Company determines to be fair and appropriate, or in certain other cases. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase securities of the Company applicable to one share of Common Stock distributed to stockholders exceeds the Average Sale Price per share of Common Stock, or such Average Sale Price exceeds such fair market value of such portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a LYON upon conversion thereof will be entitled to receive, in addition to the shares of Common Stock into which such LYON is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that such Holder would have received if such Holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution. The Indenture permits the Company to increase the Conversion Rate from time to time (Sections 11.06, 11.07, 11.08, 11.10, 11.12 and 11.14 and Form of LYON, paragraph 9)

  If the Company is party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets which is otherwise permitted under the terms of the Indenture, the right to convert a LYON into Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets which the Holder would have received if the Holder had converted such Holder's LYONs immediately prior to the transaction. (Section 11.14)

  In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the Conversion Rate (or in which Holders otherwise participate) or in the event the Conversion Rate is increased at the discretion of the Company, the Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Consequences--Constructive Dividend."

  In the event the Company exercises its option to have interest in lieu of original issue discount accrue on the LYON following a Tax Event, the Holder will be entitled on conversion to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option. If the Company exercises such option, LYONs surrendered for conversion during the period from the close of business on any Regular Record Date (as defined herein) next preceding any Interest Payment Date (as defined herein) to the opening of business of such Interest Payment Date (except LYONs to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. Except where LYONs surrendered for conversion must be accompanied by payment as described above, no interest on converted LYONs will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

REDEMPTION OF LYONS AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the LYONs. Prior to March 25, 1999, the LYONs will not be redeemable at the option of the Company. Thereafter, the Company may redeem the LYONs for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to Holders of LYONs. Any such redemption must be in multiples of $1,000 principal amount at maturity. (Sections 3.01, 3.02 and 3.03 and Form of LYON, paragraphs 5 and 7)

  The table below shows Redemption Prices of a LYON per $1,000 principal amount at maturity on March 25, 1999, at each March 25 thereafter prior to maturity, and at maturity on March 25, 2011, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a LYON redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to, but excluding, the Redemption Date. (Form of LYON, paragraph 5)

                                                           (2)           (3)
                                             (1)     ACCRUED ORIGINAL REDEMPTION
                                            LYON      ISSUE DISCOUNT    PRICE
            REDEMPTION DATE              ISSUE PRICE     AT 4.25%     (1) + (2)
            ---------------              ----------- ---------------- ----------
March 25, 1999..........................   $532.15        $71.56        $603.71
March 25, 2000..........................    532.15         97.49         629.64
March 25, 2001..........................    532.15        124.53         656.68
March 25, 2002..........................    532.15        152.74         684.89
March 25, 2003..........................    532.15        182.15         714.30
March 25, 2004..........................    532.15        212.83         744.98
March 25, 2005..........................    532.15        244.83         776.98
March 25, 2006..........................    532.15        278.21         810.36
March 25, 2007..........................    532.15        313.01         845.16
March 25, 2008..........................    532.15        349.31         881.46
March 25, 2009..........................    532.15        387.17         919.32
March 25, 2010..........................    532.15        426.66         958.81
At Stated Maturity......................    532.15        467.85       1,000.00

  If converted to semiannual coupon notes following the occurrence of a Tax Event, the LYONs will be redeemable at the Restated Principal Amount (as defined herein) plus accrued and unpaid interest from the date of such conversion to, but excluding, the Redemption Date. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

  If fewer than all of the LYONs are to be redeemed, the Trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a Holder's LYONs is selected for partial redemption and such Holder converts a portion of such LYONs, such converted portion shall be deemed, solely for purposes of determining the aggregate Principal Amount of LYONs to be redeemed by the Company, to be of the portion selected for redemption. (Section 3.02)

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

  On March 25, 1999 and March 25, 2006 (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding LYON for which a written notice (a "Purchase Notice") has been delivered by the Holder to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time from the opening of business on the date that is 20 business days preceding such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn. Subject to certain additional conditions set forth in part in the following paragraphs. (Section 3.08 and Form of LYON, paragraph 6)

  The table below shows the Purchase Prices of LYON as of the specified Purchase Dates:

      PURCHASE DATE   PURCHASE PRICE
      -------------   --------------
      March 25, 1999     $603.71
      March 25, 2006     $810.36

  If prior to a Purchase Date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Purchase Date.

  The Company, at its option, may elect to pay such Purchase Price in cash or Common Stock, or any combination thereof. (Section 3.08 and Form of LYON, paragraph 6) For a discussion of the tax treatment of such a transaction, see "Certain United States Federal Income Tax Consequences--Disposition or Conversion."

  The Company will give notice (the "Company Notice") not less than 20 business days prior to each Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things,
(i) whether the Company will pay the Purchase Price of the LYONs in cash or Common Stock, or any combination thereof, and (ii) the procedures that Holders must follow to require the Company to purchase LYONs from such Holders. (Section 3.08)

  The Purchase Notice given by any Holder requiring the Company to purchase LYONs shall state (i) the certificate numbers of the LYONs to be delivered by such Holder for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs; and (iv) if the Company elects, pursuant to the Company Notice, to pay a specified percentage of the Purchase Price in Common Stock but such specified percentage is ultimately to be paid in cash because any of the conditions to payment of such specified percentage of the Purchase Price in Common Stock contained in the Indenture is not satisfied prior to the close of business on the Purchase Date, as described below, that such Holder elects (a) to withdraw such Purchase Notice as to some or all of the LYONs to which it relates (stating the principal amount at maturity and certificate numbers of the LYONs as to which such withdrawal shall relate) or (b) to receive cash in respect of the Purchase Price of all LYONs subject to such Purchase Notice. If the Holder fails to indicate such Holder's choice with respect to the election described in clause (iv) above in the Purchase Notice, such Holder shall be deemed to have elected to receive cash for the specified percentage that was to have been payable in Common Stock. (Section 3.08) See "Certain United States Federal Income Tax Consequences--Disposition or Conversion."

  Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice. (Section 3.10)

  If the Company elects to pay the Purchase Price, in whole or in part, in shares of Common Stock, the number of shares to be delivered in respect of the specified percentage of the Purchase Price to be paid in Common Stock shall be equal to the dollar amount of such specified percentage of the Purchase Price divided by the Market Price (as defined below) of a share of Common Stock. However, no fractional shares of Common Stock will be delivered upon any purchase by the Company of LYONs in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock. (Section 3.08) Each Holder whose LYONs are purchased at the option of such Holder as of the Purchase Date shall receive the same percentage of cash or Common Stock in payment of the Purchase Price for such LYONs, except as described above with regard to the payment of cash in lieu of fractional shares of Common Stock. See "Certain United States Federal Income Tax Considerations--Disposition or Conversion."

  The "Market Price" means the average of the Sale Price of the Common Stock for the five Trading Day period ending on the third Trading Day prior to the applicable Purchase Date, appropriately adjusted to take into account the actual occurrence, during the seven Trading Days preceding such Purchase Date, of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Stock. (Section 3.08) The "Sale Price" on any Trading Day means the closing per share sale price for the Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case the average of the average bid and average ask prices) on such Trading Day as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of

Securities Dealers Automated Quotation System. A "Trading Day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation. (Section 1.01) Because the Market Price of the Common Stock is determined prior to the Purchase Date, Holders of LYONs bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to the Purchase Date. The Company may pay the Purchase Price, in whole or in part, in Common Stock only if the information necessary to calculate the Market Price is reported in The Wall Street Journal or another daily newspaper of national circulation. (Section 3.08)

  Upon determination of the actual number of shares of Common Stock issuable in accordance with the foregoing provisions, the Company will publish such determination in The Wall Street Journal or another daily newspaper of national circulation. (Section 3.08)

  The Company's right to purchase LYONs, in whole or in part, with shares of Common Stock is subject to the Company's satisfying various conditions, including the registration of the Common Stock under the Securities Act and the Exchange Act, unless there exists an applicable exemption from registration thereunder. If such conditions are not satisfied prior to the close of business on the Purchase Date, the Company will pay the Purchase Price of the LYONs in cash. (Section 3.08) The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of the Holders thereof on a Purchase Date. (Section 3.13) The Company may not change the form of consideration (or components or percentages of components thereof) to be paid once the Company has given its Company Notice to Holders of LYONs except as described in the second sentence of this paragraph. (Section 3.08)

  Payment of the Purchase Price for a LYON for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Purchase
Date) after delivery of such Purchase Notice. (Section 3.08) Payment of the Purchase Price for such LYON will be made promptly following the later of the business day following the Purchase Date and the time of delivery of such LYON. (Section 3.10) If the Paying Agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such LYON on the business day following the Purchase Date, then, on and after the Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of such LYON). (Section 2.08)

  The Company's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such LYONs). (Section 3.10)

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

  In the event of any Change in Control (as defined below) of the Company occurring on or prior to March 25, 1999, each Holder of LYONs will have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's LYONs on the date that is 35 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date (the "Change in Control Purchase Price"). (Section 3.09 and Form of LYON, paragraph 6). If prior to a Purchase Date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Company will be required to purchase the LYONs at a cash price equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Change in Control Purchase Date. Holders will not have any right to require the Company to purchase LYONs in the event of any Change in Control of the Company occurring after March 25, 1999.

  Within 15 business days after the Change in Control, the Company shall mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things: (i) the date of such Change in Control and, briefly, the events causing such Change in Control, (ii) the date by which the Change in Control Purchase Notice (as defined below) must be given, (iii) the Change in Control Purchase Date, (iv) the Change in Control Purchase Price,
(v) the name and address of the Paying Agent and the Conversion Agent, (vi) the Conversion Rate and any adjustments thereto, (vii) that LYONs with respect to which a Change in Control Purchase Notice is given by the Holder may be converted into shares of Common Stock only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture,
(viii) the procedures that Holders must follow to exercise these rights, (ix) the procedures for withdrawing a Change in Control Purchase Notice, (x) that Holders who want to convert LYONs must satisfy the requirements set forth in paragraph 9 of the LYONs and (xi) briefly, the conversion rights of Holders of LYONs. The Company will cause a copy of such notice to be published in The Wall Street Journal or another daily newspaper of national circulation. (Section 3.09)

  To exercise the purchase right, the Holder must deliver written notice of the exercise of such right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs. (Section 3.09)

  Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to a Change in Control Purchase Notice. (Section 3.10)

  Payment of the Change in Control Purchase Price for a LYON for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 3.09) Payment of the Change in Control Purchase Price for such LYON will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of such LYON. (Section 3.10). If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such LYON on the business day following the Change in Control Purchase Date, then, on and after the Change in Control Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such LYON). (Section 2.08)

  Under the Indenture, a "Change in Control" of the Company is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Company, any Subsidiary of the Company, or any employee benefit plan of either the Company or any Subsidiary of the Company, files a Schedule 13D or 14D-I under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the Common

Stock or other Capital Stock of the Company into which such Common Stock is reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of Common Stock of the continuing or surviving corporation immediately after the consolidation or merger. The Indenture does not permit the Board of Directors to waive the Company's obligation to purchase LYONs at the option of a Holder in the event of a Change in Control of the Company. (Section 3.09)

  The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of the Holders thereof upon a Change in Control. (Section 3.13) The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other LYONs offerings that have been marketed by the Underwriter, and the terms of such feature result from negotiations between the Company and the Underwriter.

  If a Change in Control were to occur, there can be no assurance that the Company would have funds sufficient to pay the Change in Control Purchase Price for all of the LYONs that might be delivered by Holders seeking to exercise the purchase right since the Company might also be required to prepay certain Senior Indebtedness having financial covenants with change of control provisions in favor of the holders thereof. In addition, substantially all of the Senior Indebtedness of the Company has cross-default provisions that could be triggered by a default under the change of control provisions in certain Senior Indebtedness, thereby possibly accelerating the maturity of virtually all such Senior Indebtedness. In such case, the Holders of the LYONs would be subordinated to the prior claims of the holders of such Senior Indebtedness. In addition, the Company's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such LYONs). (Section 3.10)

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to any corporation organized under the laws of any domestic jurisdiction, provided that (i) the successor corporation assumes the Company's obligations on the LYONs and under the Indenture and
(ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, shall have occurred and be continuing. (Section 5.01.) Certain of the foregoing transactions, if they occur on or prior to March 25, 1999, could constitute a Change in Control of the Company permitting each Holder to require the Company to purchase the LYONs of such Holder as described above. (Section 3.09)

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTE UPON TAX EVENT

  From and after the date (the "Tax Event Date") of the occurrence of a Tax Event (as defined below), the Company shall have the option to elect to have interest in lieu of future original issue discount accrue at 4.25% per annum on a principal amount per LYON (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued to the date immediately prior to the Tax Event Date or the date on which the Company exercises the option described herein, whichever is later (such date hereinafter referred to as the

"Option Exercise Date"). Such interest shall accrue from the Option Exercise Date and shall be payable semiannually on March 25 and September 25 of each year (each an "Interest Payment Date") to holders of record at the close of business on March 10 or September 10 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

  A "Tax Event" means that the Company shall have received an opinion from independent tax counsel experienced in such matters (a "Modification Tax Opinion") to the effect that, on or after March 19, 1996, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after March 19, 1996, there is more than an insubstantial risk that interest (including original issue discount) payable on the LYONs either (i) would not be deductible on a current accrual basis or (ii) would not be deductible under any other method, in either case in whole or in part, by the Company (by reason of deferral, disallowance, or otherwise) for United States Federal income tax purposes.

  On December 7, 1995, the U.S. Treasury Department proposed a series of tax law changes that would, among other things, prevent corporations from deducting interest (including original issue discount) on debt instruments convertible into equity of the issuer or a related party until the taxable year in which such interest is paid in cash or other property (other than obligations or equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of equity of the issuer or a related party). This proposal, if enacted and made applicable to the LYONs, would prevent the Company from deducting interest (including original issue discount) payable on the LYONs on a current accrual basis for United States Federal income tax purposes and could cause some or all of the interest (including original issue discount) payable on the LYONs to fail to be deductible by the Company under any other method for United States Federal income tax purposes. As originally proposed and subsequently modified, the December 7, 1995 proposed tax law changes would apply, subject to certain transitional relief provisions not applicable to the LYONs, to debt instruments issued on or after December 7, 1995. In addition, on March 19, 1996, the U.S. Treasury Department reproposed the December 7, 1995 proposed tax law changes in substantially the same form as originally proposed, along with certain additional tax proposals not contained in the December 7, 1995 proposal but which would not apply to the LYONs, as part of its 1997 Budget proposals. Thus, if ultimately adopted in their current form, both the December 7, 1995 and the March 19, 1996 proposed tax law changes would apply to the LYONs. It should also be noted that on March 29, 1996, the chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint statement to the effect that they intend the effective date of any of the December 7, 1995 and the March 19, 1996 proposed tax law changes that may be adopted by their respective committees to be no earlier than the date of appropriate Congressional action, in which case, these proposed tax law changes would not apply to the LYONs. The Company cannot predict whether or not these proposed tax law changes will ultimately become law or what the effective date of any such changes would be. If legislation is enacted limiting, in whole or in part, the ability of the Company to either (i) deduct the interest (including original issue discount) payable on the LYONs on a current accrual basis or (ii) deduct the interest (including original issue discount) payable on the LYONs under any other method for United States Federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at the option of the Company as described above. The December 7, 1995 and the March 19, 1996 proposed tax law changes themselves would not alter the U.S. Federal income tax consequences of the purchase, ownership and disposition of the LYONs. However, the modification of the terms of LYONs by the Company upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date. See "Certain United States Federal Income Tax Considerations."

EVENTS OF DEFAULT; NOTICE AND WAIVER

  The Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the Issue Price plus Original Issue Discount accrued to the date of default (in the case of an Event of Default specified in (i) or (ii) of the following paragraph) or to the date of such declaration (in the case of an Event of Default specified in (iii) or (iv) of the following paragraph) on all the LYONs to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the LYONs plus the Original Issue Discount accrued thereon (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount plus accrued and unpaid interest) to the occurrence of such event shall automatically become and be immediately due and payable. Upon any such acceleration, the subordination provisions of the Indenture preclude any payment being made to Holders of LYONs until the earlier of (i) 120 days or more after the date of such acceleration and (ii) the payment in full of all Senior Indebtedness, but only if such payment is then otherwise permitted under the terms of the Indenture. See "Subordination of LYONs" above. Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and its consequences. (Sections 6.02 and 10.03) Interest shall accrue and be payable on demand upon a default in the payment of principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or shares of Common Stock (or cash in lieu of fractional shares) to be delivered on conversion of LYONs, in each case to the extent that the payment of such interest shall be legally enforceable. (Section 6.01 and Form of LYON, paragraph 1)

  Under the Indenture, Events of Default include: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, interest upon conversion to a semiannual coupon note following a Tax Event (if such default in payment of interest shall continue for 30 days), Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON, when the same becomes due and payable (whether or not such payment is prohibited by the provisions of the Indenture); (ii) failure by the Company to deliver shares of Common Stock (or cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a LYON and continuance of such default for 10 days; (iii) failure by the Company to comply with any of its other agreements in the LYONs or the Indenture upon the receipt by the Company of notice of such default from the Trustee or from Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; (iv) default (A) in the payment of any principal on any debt for borrowed money of the Company or any Restricted Subsidiary of the Company (excluding any non-recourse debt), in an aggregate principal amount in excess of the greater of (1) $75 million or (2) 4% of Consolidated Net Assets, when due at its final maturity after giving effect to any applicable grace period and the holder thereof shall have taken affirmative action to enforce the payment thereof, or (B) in the performance of any term or provision of any debt for borrowed money of the Company or any Restricted Subsidiary of the Company (excluding any non-recourse debt) in an aggregate principal amount in excess of the greater of (1) $75 million or (2) 4% of Consolidated Net Assets that results in such debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, unless, in the case of either clause (A) or (B) above, (x) such acceleration or action to enforce payment, as the case may be, has been rescinded or annulled, (y) such debt has been discharged or (z) a sum sufficient to discharge in full such debt has been deposited in trust by or on behalf of the Company, in each case, within a period of 10 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or defaults and stating that such notice is a "Notice of Default" hereunder; or (v) certain events of bankruptcy or insolvency. (Section 6.01)

  "Capitalized Lease Obligations" of any person means the obligations of such person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

  "Consolidated Net Assets" means the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of the Company and its Subsidiaries (other than intercompany liabilities and the current portion of long-term debt and Capitalized Lease Obligations), all as set forth on the latest consolidated balance sheet of the Company prepared in accordance with GAAP.

  "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof.

  "Principal Property" means (i) a parcel of improved or unimproved real estate or other physical facility or depreciable asset of the Company or a Subsidiary, the net book value of which on the date of determination exceeds 2% of Consolidated Net Assets and (ii) any group of parcels of real estate, other physical facilities, and/or depreciable assets of the Company and/or its Subsidiaries, the net book value of which, when sold in one or a series of related Sale and Lease-Back Transactions or securing debt issued in respect of such Principal Properties, on the date of determination exceeds 2% of the Consolidated Net Assets. For purposes of the foregoing, "Related Sale and Lease-Back Transactions" refers to any two or more such contemporaneous transactions which are on substantially similar terms with substantially the same parties.

  "Restricted Subsidiary" means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America (x) which owns or is a lessee pursuant to a capital lease of any property of the type described in clause (i) of the definition of Principal Property or (y) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets as of the date of such determination other than, in the case of either clause (x) or (y), (i) Subsidiaries of which the principal business is the Company's timeshare or senior living services businesses, (ii) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof and, (iii) each Subsidiary formed or acquired after the date hereof for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary.

  "Sale and Lease-Back Transactions" means any arrangement with any lessor (other than the Company or a Restricted Subsidiary), providing for the leasing to the Company or a Restricted Subsidiary for a period of more than three years (including renewals at the option of the lessee) of any Principal Property that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lessor or to any other person, to which funds have been or are to be advanced by such lessor or other person on the security of the leased property.

  The Trustee shall, within 90 days after the occurrence of any default, mail to all Holders of the LYONs notice of all defaults of which the Trustee shall be aware, unless such defaults shall have been cured or waived before the giving of such notice; provided, that the Trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the Holders. (Section 6.12)

  The Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. (Section 6.05) The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01) No Holder of any LYON will have any right to pursue any remedy with respect to the Indenture or the LYONs, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it; (iv) the Trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and (v) the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs shall not have given the Trustee a direction inconsistent with such request within 60 days after receipt of such request. (Section 6.06)

  The right of any Holder: (a) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or interest, if any, in respect of the LYONs held by such Holder on or after the respective due dates expressed in the LYONs or as of any Redemption Date, (b) to convert such LYONs or (c) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such Holder's consent. (Section 6.07)

  The Holders of a majority in aggregate principal amount at maturity of LYONs at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of the LYONs, or (iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each LYON as described in "Modification" below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right. (Section 6.04)

  The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. In addition, the Company shall file with the Trustee written notice of the occurrence or any default or Event of Default within five Business Days of its becoming aware of such default or Event of Default. (Section 4.03)

MODIFICATION

  Modification and amendment of the Indenture or the LYONs may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things, (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Change in Control Purchase Price or Redemption Price with respect to any LYON, or extend the stated maturity of any LYON or alter the manner or rate of accrual of Original Issue Discount or interest, or make any LYON payable in money or securities other than that stated in the LYON; (ii) make any change to the principal amount at maturity of LYONs whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any LYON or the right to require the Company to purchase a LYON; (iv) modify the provisions of the Indenture relating to the subordination of the LYONs in a manner adverse to the Holders of the LYONs; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs. No change that adversely affects the rights of any holder of Senior Indebtedness of the Company under the subordination provisions of the Indenture may be made unless requisite consents to such change are obtained from holders of Senior Indebtedness pursuant to the terms of the related Senior Indebtedness instrument. (Section 9.02)

  Without the consent of any Holder of LYONs, the Company and the Trustee may amend the Indenture to (i) cure any ambiguity, defect or inconsistency, provided, however, that such amendment does not materially adversely affect the rights of any Holder, (ii) provide for the assumption by a successor to the Company of the obligations of the Company under the Indenture, (iii) provide for uncertificated LYONs in addition to certificated LYONs, as long as such uncertificated LYONs are in registered form for United States federal income tax purposes, (iv) make any change that does not adversely affect the rights of any Holder of LYONs, (v) make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, or (vi) add to the covenants or obligations of the Company under the Indenture or surrender any right, power or option conferred by the Indenture on the Company.
(Section 9.01)

DISCHARGE OF THE INDENTURE

  The Company may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all outstanding LYONs or by depositing with the Trustee, the Paying Agent or the Conversion Agent, if applicable, after the LYONs have become due and payable, whether at stated maturity, or any Redemption Date, or any Purchase Date, a Change of Control Purchase Date, or upon conversion or otherwise, cash or Common Stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the Indenture by the Company. (Article 8)

LIMITATIONS OF CLAIMS IN BANKRUPTCY

  If a bankruptcy proceeding is commenced in respect of the Company, under Title 11 of the United States Code, the claim of the Holder of a LYON may be limited to (i) the Issue Price of the LYON plus that portion of the Original Issue Discount that is deemed to have accrued from the date of issue to the commencement of the proceeding or (ii) if the LYONs have been converted to semiannual coupon notes, the Restated Principal Amount plus accrued but unpaid interest to such commencement.

INFORMATION CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), and by-laws, as amended (the "By-Laws"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate of Incorporation and the By-Laws. The Certificate of Incorporation and the By-Laws are incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1995.

GENERAL

  The Certificate of Incorporation authorizes the issuance of a total of 301,000,000 shares of all classes of stock, of which 1,000,000 may be shares of preferred stock, without par value, and 300,000,000 may be shares of Common Stock ("Company Common Stock"). At July 12, 1996, 127,956,601 shares of Company Common Stock were outstanding. The Certificate of Incorporation provides that the Board of Directors is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of preferred stock of the Company are outstanding as of the date hereof. However, 300,000 shares of Series A Junior Participating Preferred Stock of the Company (the "Junior Preferred Stock") have been authorized and reserved for issuance in connection with the preferred stock purchase rights (the "Rights") described in "--Rights and Junior Preferred Stock."

COMMON STOCK

  Voting Rights. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board. The Certificate of Incorporation provides that the Board shall be classified into three classes, each serving a three year term, with one class to be elected in each of three consecutive years.

  Dividend Rights. Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board may declare out of funds legally available therefor. There are no contractual restrictions at present that materially limit the Company's ability to pay dividends in the ordinary course or that the Company believes are likely to limit materially the future payment of dividends in the ordinary course on shares of Common Stock, although future restrictions may be contained in agreements that may be entered into by the Company to obtain credit facilities. Because certain of the operations of the Company are conducted through wholly-owned subsidiaries, the Company's cash flow and consequent ability to pay dividends on Common Stock are dependent in part upon the earnings of such subsidiaries and on dividends and other payments therefrom.

  Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any of the Company preferred stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

  The Common Stock is not liable for any calls or assessments and is not convertible into any other securities. The Company Certificate provides that the private property of the shareholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Company Certificate provides that there shall be no preemptive rights.

  The transfer agent and registrar for the Common Stock is The First National Bank of Chicago.

RIGHTS AND JUNIOR PREFERRED STOCK

  Each share of Common Stock presently outstanding or issued hereafter until the Occurrence Date (as defined below) or earlier redemption, exchange or expiration of the Rights pursuant to the Rights Agreement, dated as of October 8, 1993 as amended (the "Rights Agreement"), between the Company and The Bank of New York, is or will be accompanied by one Right. The following is a summary of the terms of the Rights Agreement, which is filed as an exhibit to the Registration Statement. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Rights Agreement.

  Rights. Following the occurrence of certain events (the "Occurrence Date") and except as described below, each Right will entitle the registered holder thereof to purchase from the Company on one one-thousandth of a share (a "Unit") of the Junior Preferred Stock at a price (the "Purchase Price") of $150 per Unit, subject to adjustment. The Rights are not exercisable until the Occurrence Date. The Rights will expire on the tenth anniversary of the adoption of the Rights Agreement, unless exercised in connection with a transaction of the type described below or unless earlier redeemed by the Company.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Initially, ownership of Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing Rights (the "Rights Certificates") will be distributed. Until the Occurrence Date (or earlier redemption or expiration of Rights), Rights will be transferable only with Common Stock, and the surrender or transfer of any certificate of Common Stock will also constitute the transfer of Rights associated with the Common Stock represented by such certificate. Rights will separate from Common Stock and an Occurrence Date will occur upon the earlier of (i) 10 days following the date (a "Stock Acquisition Date") of a public announcement that a person or group of affiliates or associated persons (an "Acquiring

Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 30% or more of such outstanding Common Stock (such date being called the Occurrence Date).

  For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock acquired by such person in the Distribution and held continuously thereafter,
(ii) shares of Common Stock acquired by such person by gift, bequest and certain other transfers, which shares were Exempt Shares immediately prior to such transfer and were held by such person continuously thereafter and (iii) shares acquired by such person in connection with certain distributions of Common Stock with respect to Exempt Shares which were held by such person continuously thereafter.

  As soon as practicable following an Occurrence Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Occurrence Date. After such time, such separate Rights Certificates alone will evidence Rights and could trade independently from Common Stock.

  In the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person becomes the beneficial owner of 30% of more of then outstanding shares of Common Stock which the Board determines to be fair to and otherwise in the best interests of the Company and its shareholders), each holder of a Right will, in lieu of the right to receive one one-thousandth of a share of Junior Preferred Stock, thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. For example, at an exercise price of $150 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $300 worth of Common Stock (or other consideration, as noted above) for $150. Assuming that Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $150. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are (or, under certain circumstances specified in the Rights Agreement, were) beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as Rights are no longer redeemable by the Company as set forth below.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of a Right.

  In general, the Board may redeem Rights in whole, but not in part, at any time until 10 days following the Stock Acquisition Date, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board ordering redemption of Rights, Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

  The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of Rights are subject to adjustment upon the occurrence of certain events with respect to the Company, including stock dividends, sub-divisions, combinations, reclassification, rights or warrants offerings of Junior Preferred Stock at less than the then current market price and certain distributions of property or evidences of indebtedness of the Company to holders of Junior Preferred Stock, all as set forth in the Rights Agreement.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since Rights may be redeemed by the Company as set forth above.

  Junior Preferred Stock. In connection with the Rights Agreement, 300,000 shares of Junior Preferred Stock are authorized and reserved for issuance by the Board. No shares of Junior Preferred Stock are presently outstanding. The following statements with respect to the Junior Preferred Stock are subject to the detailed provisions of the Certificate of Incorporation and the certificate of designation relating to the Junior Preferred Stock (the "Junior Preferred Stock Certificate of Designation"). These statements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate of Incorporation and the Junior Preferred Stock Certificate of Designation.

  Subject to the prior payment of cumulative dividends on any class of preferred stock ranking senior to the Junior Preferred Stock, a holder of Junior Preferred Stock will be entitled to cumulative dividends out of funds legally available therefor, when, as and if declared by the Board, at a quarterly rate per share of Junior Preferred Stock equal to the greater of (a) $10.00 or (b) 1,000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount of all cash dividends and 1,000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in Common Stock or a subdivision of the outstanding shares of Common Stock) declared on Common Stock, since the immediately preceding quarterly dividend payment date for the Junior Preferred Stock (or since the date of issuance of the Junior Preferred Stock if no such dividend payment date has occurred).

  A holder of Junior Preferred Stock will be entitled to 1,000 votes (subject to adjustment upon certain dilutive events) per share of Junior Preferred Stock on all matters submitted to a vote of shareholders of the Company. Such holders will vote together with the holders of Common Stock as a single class on all matters submitted to a vote of shareholders of the Company.

  In the event of a merger or consolidation of the Company which results in Common Stock being exchanged or changed for other stock, securities, cash and/or other property, the shares of Junior Preferred Stock shall similarly be exchanged or changed in an amount per share equal to 1,000 times (subject to adjustment upon certain dilutive events) the aggregate amount of stock, securities, cash and/or other property, as the case may be, into which each share of Common Stock has been exchanged or changed.

  In the event of liquidation, dissolution or winding up of the Company, a holder of Junior Preferred Stock will be entitled to receive $1,000 per share, plus accrued and unpaid dividends and distributions thereon, before any distribution may be made to holders of shares of stock of the Company ranking junior to Junior Preferred Stock, and the holders of Junior Preferred Stock are entitled to receive an aggregate amount per share equal to 1,000 times (subject to adjustment upon certain dilutive events) the aggregate amount to be distributed per share to holders of Common Stock.

  The Junior Preferred Stock is not subject to redemption. The terms of Junior Preferred Stock will provide that the Company is subject to certain restrictions with respect to dividends and distributions on and redemptions and purchases of shares of the Company ranking junior to or on a parity with Junior Preferred Stock in the event that payments of dividends or other distributions payable on Junior Preferred Stock are in arrears.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material Federal income tax consequences of the ownership, disposition and conversion of LYONs. The Federal income tax consequences to a Holder will depend upon such Holder's own individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to certain types of investors subject to special treatment under the Federal income tax laws (such as individual retirement accounts and other tax-deferred accounts, life insurance companies, tax-exempt organizations and foreign persons). This summary also is limited to investors who hold LYONs as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this Prospectus and all of which are subject to change or different interpretations. The statements of law and legal conclusions set forth herein are based upon the opinion of Brown & Wood, special tax counsel to the Company. BECAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON U.S. FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT), PROSPECTIVE PURCHASERS OF THE LYONs SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF HOLDING LYONs, INCLUDING THE EFFECT OF ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

  The Company has been advised by Brown & Wood that in the opinion of such counsel the LYONs will be treated as indebtedness for Federal income tax purposes. The following discussion of tax consequences assumes that the LYONs will be treated as indebtedness.

ORIGINAL ISSUE DISCOUNT

  The LYONs were issued at a substantial discount from their principal amount at maturity. For Federal income tax purposes, the difference between the initial offering price to the public at which a substantial amount of LYONs were sold (the "Issue Price") and the principal amount at maturity of each LYON constitutes original issue discount ("Original Issue Discount"). Holders of the LYONs are required to include Original Issue Discount in income periodically over the term of the LYONs before receipt of the cash or other property attributable to such income.

  A Holder of a LYON generally must include in gross income for Federal income tax purposes the sum of the daily portions of Original Issue Discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which such Holder holds the LYON ("Accrued Original Issue Discount"). The daily portion is determined by allocating to each day of the accrual period a pro rata portion of an amount equal to the adjusted Issue Price of the LYON at the beginning of the accrual period multiplied by the yield to maturity of the LYON (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). The accrual period will be the six-month period which ends on the day in each calendar year corresponding to the maturity date of the LYON or the date six months before such maturity date. The adjusted Issue Price of the LYON at the start of any accrual period is the Issue Price of the LYON increased by the Accrued Original Issue Discount for each prior accrual period. Accordingly, Holders will have to include in gross income increasingly greater amounts of Original Issue Discount in each successive accrual period. A Holder who purchases a LYON at a premium over the adjusted Issue Price will include a lesser amount of Original Issue Discount in income.

  The certificates representing the LYONs set forth the issue date, Issue Price, yield to maturity and amount of Original Issue Discount. The Company is required to furnish annually to the Internal Revenue Service and to certain non-corporate Holders information regarding the amount of Original Issue Discount attributable to that year.

DISPOSITION OR CONVERSION

  A Holder's basis for determining gain or loss on the sale or other disposition of a LYON will be increased by any Accrued Original Issue Discount includible in such Holder's gross income. Except as described below, gain or loss upon a sale or other disposition of a LYON (including a sale to the Company) will generally be capital gain or loss (which will be long-term if the LYON has been held for more than one year). Under certain circumstances, the "market discount" rules of the Code will apply to a Holder who purchases a LYON for less than the adjusted Issue Price (as determined on the purchase date), in which event, among other things, a portion of any gain may be ordinary income. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

  A Holder's conversion of a LYON into Common Stock generally will not be a taxable event, except as described below with respect to a fractional share. The daily portions of Original Issue Discount will be includible in the Holder's gross income through the day preceding the date of conversion. The Holder's basis in the Common Stock received upon conversion of a LYON will be equal to the Holder's basis in such LYON (exclusive of any basis allocable to a fractional share of the Common Stock) at the time of conversion. The holding period for such Common Stock generally will include the Holder's holding period for the LYON converted. However, the holding period for Common Stock allocable to Original Issue Discount accrued during the Holder's holding period for the LYON converted may be treated as commencing on the date after the date of the conversion.

  If the Holder elects to put a LYON to the Company on a Purchase Date or a Change in Control Purchase Date and receives only cash from the Company in satisfaction of the Purchase Price or the Change in Control Purchase Price, such event will be a taxable sale. The Holder will recognize income or loss in an amount equal to the difference between the amount of such cash received and the Holder's basis in such LYON.

  If the Holder elects to put a LYON to the Company on a Purchase Date and the Company issues Common Stock in satisfaction of all or part of the Purchase Price, the exchange of the LYON for Common Stock should qualify as a reorganization for Federal income tax purposes. If the Purchase Price is paid solely in shares of Common Stock, neither gain nor loss would be recognized by the Holder, except as described below with respect to a fractional share. If the Purchase Price is paid in a combination of shares of Common Stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the Holder would be recognized, but only to the extent such gain does not exceed the amount of such cash. A Holder's basis in the Common Stock received in the exchange would be the same as the Holder's basis in the LYON put to the Company by such Holder (exclusive of any basis allocable to a fractional share), decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in the exchange and increased by the amount of any gain recognized by such Holder on the exchange (other than gain with respect to a fractional share). The holding period for the Common Stock received in the exchange generally would include the Holder's holding period for the LYON put to the Company by such Holder. However, the holding period for Common Stock allocable to Original Issue Discount accrued during the Holder's holding period for the LYON put to the Company may be treated as commencing on the date after the date of the exchange.

  Under the current advance ruling policy of the Internal Revenue Service, cash received in lieu of a fractional share of Common Stock upon conversion of a LYON or upon a put of a LYON to the Company on a Purchase Date should be treated as a payment in exchange for such fractional share. Accordingly, if such Common Stock is a capital asset in the hands of the Holder, the receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the Holder's basis in the fractional share.

  Gain or loss upon a sale or other disposition of the Common Stock received upon conversion of a LYON or in satisfaction of the Purchase Price of a LYON put to the Company generally will be capital gain or loss if the Common Stock is held as a capital asset (which gain or loss will be long-term if the holding period for such Common Stock is more than one year).

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTE UPON TAX EVENT

  As previously discussed, from and after a Tax Event Date, at the option of the Company, interest in lieu of future original issue discount shall accrue with respect to each LYON from the Option Exercise Date at 4.25% per annum on the Restated Principal Amount and shall be payable semiannually on each Interest Payment Date to holders of record at the close of business on each Regular Record Date immediately preceding such Interest Payment Date. Under current law, the Company's exercise of its option to modify the terms of the LYONs will not constitute a taxable event to a Holder of a LYON. In addition, under existing final Treasury regulations addressing the tax consequences of modifications of debt instruments (the "Treasury Regulations"), which Treasury Regulations by their terms generally only apply to modifications which occur on or after September 24, 1996, upon the occurrence of a Tax Event, the Company's exercise of its option to modify the terms of the LYONs will not constitute a taxable event to the Holder of a LYON. Taxpayers, however may also rely on the Treasury Regulations for modifications that occur after December 2, 1992 and before September 24, 1996.

  In the event that upon the occurrence of a Tax Event the Company exercises its option to modify the terms of the LYONs, although the final Treasury regulations promulgated under the original issue discount provisions of the Code (the "OID Regulations") do not directly address the matter and therefore the matter is not free from doubt, solely for purposes of determining the accrual and inclusion of Original Issue Discount in income with respect to the LYONs subsequent to the Option Exercise Date, each LYON should be treated as having been reissued on the Option Exercise Date for an amount equal to the adjusted Issue Price of the LYON as of such date. Under such approach, a Holder would continue to include Original Issue Discount in income with respect to a LYON using a yield to maturity equal to 4.25% on a semiannual basis and would treat semiannual payments of interest on the LYON as a tax-free return of basis and would reduce the adjusted Issue Price of the LYON at the beginning of any accrual period by the amount of such payments made during the prior accrual period. Prospective investors in the LYONs should be aware that the OID Regulations could possibly be interpreted to require that solely for these purposes each LYON be treated as having been reissued on the Option Exercise Date for an amount equal to the adjusted Issue Price of the LYON as of such date and providing for "qualified stated interest" equal to the semiannual interest payments. In such event, a Holder of a LYON would not be required to continue to include Original Issue Discount in income with respect to the LYON after the Option Exercise Date. Rather, a Holder of a LYON would include the semiannual payments in income in accordance with the Holder's regular method of tax accounting. In such case, the semiannual interest payments would not be treated as either a tax-free return of basis or an adjustment of the adjusted Issue Price of the LYON.

  Prospective investors in the LYONs are urged to consult their own tax advisors as to the tax consequences to them of the Company's exercising its option to modify the terms of the LYONs upon the occurrence of a Tax Event.

CONSTRUCTIVE DIVIDEND

  If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for Federal income tax purposes (including, for example, a distribution of evidences of indebtedness or assets of the Company, but generally not including a stock dividend or a distribution of rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate is increased (or the Holders otherwise participate in such distribution), such increase may be treated as a taxable dividend to Holders of the LYONs. In addition, if the conversion rate is increased at the discretion of the Company, such increase may result in taxable income for the Holders of the LYONs. Prospective investors should also be aware that it is possible that the Internal Revenue Service ("IRS") could assert that section 305(c) of the Code (i.e., the constructive dividend provisions of the Code) and the Treasury regulations promulgated thereunder should be interpreted in a manner such that as a result of a modification of the terms of the LYONs by the Company upon the occurrence of a Tax Event a Holder of a LYON should be treated as receiving one or more taxable dividends. Although section 305(c) of the Code and the Treasury regulations promulgated thereunder are ambiguous in this regard and although there is no authority directly addressing the matter, in the opinion of Brown & Wood, special tax counsel to the Company, such an assertion by the IRS, if made, would not prevail.

PROPOSED TAX LAW CHANGES

  On December 7, 1995, the U.S. Treasury Department proposed a series of tax law changes that would, among other things, prevent corporations from deducting interest (including original issue discount) on debt instruments convertible into equity of the issuer or a related party until the taxable year in which such interest is paid in cash or other property (other than obligations or equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of equity of the issuer or a related party). This proposal, if enacted and made applicable to the LYONs, would prevent the Company from deducting interest (including original issue discount) payable on the LYONs on a current accrual basis for United States Federal income tax purposes and could cause some or all of the interest (including original issue discount) payable on the LYONs to fail to be deductible by the Company under any other method for United States Federal income tax purposes. As originally proposed and subsequently modified, the December 7, 1995 proposed tax law changes would apply, subject to certain transitional relief provisions not applicable to the LYONs, to debt instruments issued on or after December 7, 1995. In addition, on March 19, 1996, the U.S. Treasury Department reproposed the December 7, 1995 proposed tax law changes in substantially the same form as originally proposed, along with certain additional tax proposals not contained in the December 7, 1995 proposal but which would not apply to the LYONs, as part of its 1997 Budget proposals. Thus, if ultimately adopted in their current form, both the December 7, 1995 and the March 19, 1996 proposed tax law changes would apply to the LYONs. It should also be noted that on March 29, 1996, the chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint statement to the effect that they intend the effective date of any of the December 7, 1995 and the March 19, 1996 proposed tax law changes that may be adopted by their respective committees to be no earlier than the date of appropriate Congressional action, in which case, these proposed tax law changes would not apply to the LYONs. The Company cannot predict whether or not these proposed tax law changes will ultimately become law or what the effective date of any such changes would be. If legislation is enacted limiting, in whole or in part, the ability of the Company to either (i) deduct the interest (including original issue discount) payable on the LYONs on a current accrual basis or (ii) deduct the interest (including original issue discount) payable on the LYONs under any other method for United States Federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at the option of the Company. See "Description of LYONs--Optional Conversion to Semiannual Coupon Note upon Tax Event." The December 7, 1995 and the March 19, 1996 proposed tax law changes themselves would not alter the U.S. Federal income tax consequences of the purchase, ownership and disposition of the LYONs. However, as described above, the modification of the terms of LYONs by the Company upon a Tax Event could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date.

                           SELLING SECURITY HOLDERS

  The LYONs were originally issued by the Company and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the LYONs and Common Stock issued upon conversion of the LYONs.

  The following table sets forth information furnished by certain Selling Holders, including, for each such Selling Holder, principal amounts at maturity of LYONs beneficially owned by such Selling Holder. With respect to each Selling Holder, the principal amount set forth may have increased or decreased since the information was furnished, and there may be additional Selling Holders of which the Company is unaware. Except as otherwise disclosed herein, to the knowledge of Company and based on certain representations made by the Selling Holders, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the LYONs or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the LYONs or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their LYONs, since the date on which they provided the information regarding their LYONs, in transactions exempt from the registration requirements of the Securities Act.

                                                    PRINCIPAL AMOUNT AT MATURITY
                                                       OF LYONS BENEFICIALLY
 SELLING                                               OWNED AND THAT MAY BE
 HOLDER                                                  OFFERED HEREBY(1)
 -------                                            ----------------------------
Aetna Growth Fund and Income Fund.................          $   270,000
Aetna Variable Fund...............................            2,730,000
Allstate Insurance Company........................            6,000,000
Allstate Life Insurance Company...................            6,000,000
Anthracite Mutual Fire Insurance Company..........               20,000
Arkansas Public Employees Retirement System
 (Froley, Revy Investment Co.)  ..................            4,150,000
ASIC--Asset Allocation and Management Company
 c/o Union Bank of California TTEE................              200,000
Associated Electric & Gas Insurance Services
 Limited..........................................            1,100,000
Austin Firefighters (Nicholas-Applegate Capital
 Mgmt. FBO).......................................              380,000
Bankers Trust International(2)....................           23,350,000
Bankers Trust TTEE for Chrysler Corp. Employee #1
 Pension Plan(2)..................................              900,000
Banque Nationale de Paris Georgetown Branch.......            7,500,000
Baptist Hospital of Miami (Nicholas-Applegate
 Capital Mgmt. FBO)...............................              260,000
Behbehani Finance Company.........................              150,000
Bond Fund Series--Oppenheimer Bond Fund for
 Growth...........................................            7,000,000
Boston Museum of Fine Arts (Nicholas-Applegate
 Capital Mgmt. FBO)...............................              110,000
BZW Securities Limited............................           40,000,000
Catholic Relief Insurance Company of America......              200,000
CFW-C, L.P. ......................................           15,000,000
Champion International Corporation Master
 Retirement Trust.................................            3,750,000
Chase Manhattan TTEE for IBM Corp. Retirement Plan
 Trust............................................            4,600,000
Consumer Credit Counseling Service of MD, Inc. ...              250,000
Delta Airlines Master Trust.......................           13,700,000
The Dow Chemical Company Employees Retirement
 Plan.............................................            5,095,000
Dunham Associates Fund 2 (Nicholas-Applegate
 Capital Mgmt. FBO)...............................              130,000
Engineers Joint Pension Fund (Nicholas-Applegate
 Capital Mgmt. FBO)...............................              520,000
Fairfax County Supplemental Retirement............              230,000
Fairfax County URS Convertible Bonds..............              480,000
First Colony Life Insurance Company...............              750,000
The Fondren Foundation............................              200,000
General Electric Mortgage Insurance Corporation
 and Affiliates...................................            5,400,000
Genesee County Employees Retirement System........            1,050,000
George Garvin Brown Trust under Will dtd 3/1/48
 National City Bk. KY TTEE........................              140,000
Goodville Mutual Casualty Co. ....................               40,000
Halliburton Co. Employee Benefit Representative
 Convertible Bond Account.........................            1,400,000
Halliburton Co. Employees Trust...................              180,000
Halliburton Foundation, Inc. .....................               35,000

                                                       PRINCIPAL AMOUNT AT MATURITY
                                                          OF LYONS BENEFICIALLY
                                                          OWNED AND THAT MAY BE
 SELING HOLDERL                                             OFFERED HEREBY(1)
--------------                                         ----------------------------
   Hamilton Partners Limited.........................           10,000,000
   Highbridge Capital Corporation....................           22,500,000
   JP Morgan Securities Ltd. ........................            5,820,000
   JP Morgan Whitefriars Inc. .......................           10,000,000
   JP Morgan & Co. ..................................            6,000,000
   Kapiolani Medical Center (Froley, Revy Investment
    Co.).............................................              400,000
   Kettering Medical Center Funded Depreciation
    Account..........................................              300,000
   Managed Asset Trust (Travelers Insurance Company).            1,000,000
   Massachusetts Mutual Life Insurance Company(3)....            3,500,000
   MassMutual Corporate Investors(3).................            1,000,000
   MassMutual Corporate Value Partnership Limited(3).            2,000,000
   MassMutual Participation Investors(3).............              500,000
   Medico Life Insurance Company.....................              150,000
   Merrill Lynch, Pierce, Fenner & Smith
    Incorporated(4)(5)...............................           45,240,000
   MFS Total Return Fund.............................            2,000,000
   Midwestern National Life Ins. Co. of Ohio.........              200,000
   MIMLIC Asset Management Co. ......................            1,125,000
   Mutual Protective Insurance Company...............              200,000
   New York Life Insurance & Annuity Corporation.....            4,300,000
   Nicholas-Applegate Income & Growth Fund...........            3,125,000
   The Northwestern Mutual Life Insurance Company....            9,500,000
   Occidental College (Nicholas-Applegate Capital
    Mgmt. FBO).......................................              320,000
   OCM Convertible Trust (Oaktree Capital Management,
    LLC as agent)....................................            7,540,000
   Ohio Farmers Insurance Company....................            2,000,000
   Oregon Equity Fund (Froley, Revy Investment Co.)..            4,000,000
   Orrington Investments Limited Partnership.........            4,500,000
   Ozark National Life Insurance Company.............              300,000
   Pacific Corinthian Life...........................            5,000,000
   Pacific Mutual Convertible Bonds Acct. ...........            3,000,000
   Phoenix Convertible Fund..........................            1,500,000
   Physicians Life (Nicholas-Applegate Capital Mgmt.
    FBO).............................................              350,000
   Physicians Reciprocal Insurers Account #7
    (Citibank).......................................            1,100,000
   Port Authority of Allegheny County Retirement and
    Disability Allowance Plan for Employees
    Represented by Local 85 of the Amalgamated
    Transit Union....................................            4,400,000
   Presbyterian Healthcare (Nicholas-Applegate
    Capital Mgmt. FBO)...............................              700,000
   PRIM Board (Froley, Revy Investment Co.)..........            3,810,000
   Queen's Health System (Froley, Revy Investment
    Co.).............................................              300,000
   RJR Nabisco, Inc. Defined Benefit Master Trust....            3,550,000
   SAIF Corporation (Froley, Revy Investment Co.)....            5,000,000
   Salomon Brothers Inc(4)...........................           11,140,000
   San Diego City Retirement (Nicholas-Applegate
    Capital Mgmt. FBO)...............................            1,060,000
   San Diego County Convertible (Nicholas-Applegate
    Capital Mgmt. FBO)...............................            3,740,000
   SBC Warburg, Inc. ................................           14,636,000
   Secura Insurance, A Mutual Co. ...................              200,000
   Standard Corporation Retirement Plan..............               60,000
   State Employees' Retirement Fund of the State of
    Delaware.........................................            1,630,000
   State of Connecticut Combined Investment Fund.....            6,000,000
   Strong Total Returns Fund, Inc. ..................            7,250,000
   The TCW Group, Inc. on behalf of the Boeing
    Company Employee Retirement Fund.................            5,910,000

                                                    PRINCIPAL AMOUNT AT MATURITY
                                                       OF LYONS BENEFICIALLY
 SELLING                                               OWNED AND THAT MAY BE
 HOLDER                                                  OFFERED HEREBY(1)
 -------                                            ----------------------------
The TCW Group, Inc. on behalf of the Boeing
 Company Employee Retirement Fund C...............            1,965,000
The TCW Group, Inc. on behalf of the Cincinnati
 Bell Telephone Convertible Value Fund............              990,000
The TCW Group, Inc. on behalf of the General
 Motors Salaried Employees Convertible Fund.......            6,695,000
The TCW Group, Inc. on behalf of the Massachusetts
 Mutual Life Insurance Association................              900,000
The TCW Group, Inc. on behalf of the Medical
 Malpractice Insurance Association................              195,000
The TCW Group, Inc. on behalf of the North Dakota
 State Land Department............................              600,000
The TCW Group, Inc. on behalf of the North Dakota
 State Workers Compensation Fund..................            1,275,000
The TCW Group, Inc. on behalf of the State of
 Michigan Employees Retirement Fund...............            2,180,000
The TCW Group, Inc. on behalf of the TCW
 Convertible Securities Fund......................            4,995,000
The TCW Group, Inc. on behalf of the TCW
 Convertible Strategy Fund........................            1,660,000
The TCW Group, Inc. on behalf of the TCW
 Convertible Value Fund...........................            3,380,000
The TCW Group, Inc. on behalf of the TCW
 Convertible Value Limited Partnership............              600,000
The TCW Group, Inc. on behalf of the TCW/DW Income
 & Growth Fund....................................              640,000
Teachers Retirement System of Texas...............           20,000,000
Transamerica Life Insurance and Annuity Company...           16,000,000
Travelers Indemnity Company(3)....................           10,490,000
Travelers Insurance Company--Life(3)..............            6,770,000
Travelers Insurance Company, Separate Account
 TLAC(3)..........................................              740,000
UBS Securities LLC................................           13,200,000
UNIFI, Inc. Profit Sharing Plan and Trust.........              410,000
United Food and Commercial Workers Local 1262 and
 Employers Pension Fund...........................            1,200,000
Value Line Convertible Fund.......................              500,000
Vanguard Convertible Securities...................            3,000,000
Van Kampen American Capital Convertible
 Securities, Inc. ................................            1,480,000
Van Kampen American Capital Harbor Fund...........            8,400,000
WAFRA Inv. Grade (Froley Revy)....................              600,000
Wachovia Bank of NC Custodian for Wake Forest
 University.......................................              830,000
Westfield Life Insurance Company..................              500,000

--------
(1) Does not include shares of Common Stock issuable upon conversion of LYONs.

(2) On February 14, 1996, Bankers Trust New York Corporation filed a report with the Securities and Exchange Commission on Schedule 13G indicating that its subsidiary, Bankers Trust Company, (i) as Trustee for various trusts and employee benefit plans, beneficially owned an aggregate of 2,371,744 shares of Company Common Stock; and (ii) as Trustee for the Marriott International Employee's Profit Sharing, Retirement and Savings Plan and Trust and the Host Marriott Employee's Profit Sharing, Retirement and Savings Plan and Trust, was owner of record for 4,852,914 shares of Company Common Stock for which it disclaimed beneficial ownership. The Company believes that Bankers Trust International is a subsidiary of Bankers Trust New York Corporation.

(3) Affiliates of Massachusetts Mutual Life Insurance Company and the Travelers Insurance Company own, or have ownership interests in, certain lodging properties managed by the Company and its subsidiaries. The Company expresses no opinion as to whether such ownership constitutes a material relationship within the meaning of applicable securities regulations.

(4) Merrill Lynch and Salomon Brothers Inc have provided from time to time, and may continue to provide in the future, underwriting, investment banking and investment advisory services to the Company and its affiliates, for which such persons have received and will receive customary fees and commissions.

(5) Merrill Lynch was the initial purchaser of the LYONs.

                             PLAN OF DISTRIBUTION

  The LYONs may be offered for sale and sold by the several Selling Holders in one or more transactions, including block transactions, at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. LYONs may be sold by a Selling Holder directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the applicable Prospectus Supplement.

  LYONs may be sold through a broker-dealer acting as agent or broker for the Selling Holders or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such LYONs to the public at varying prices to be determined by such broker-dealer at the time of resale.

  The Selling Holders and any agents or broker-dealers that participate with the Selling Holders in the distribution of any of the LYONs may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the LYONs purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  To the extent required, the number of LYONs to be sold, certain information relating to the Selling Holders, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

                                 LEGAL MATTERS

  The validity of the LYONs and of the shares of Common Stock issuable upon conversion thereof was passed upon for the Company by its Law Department.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OF-FERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IM-PLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
Risk Factors...............................................................   3
The Company................................................................   4
Use of Proceeds............................................................   5
Ratio of Earnings to Fixed Charges.........................................   5
Description of LYONs.......................................................   6
Description of Capital Stock...............................................  20
Certain United States Federal Income
 Tax Considerations........................................................  24
Plan of Distribution.......................................................  31
Legal Matters..............................................................  31
Independent Public Accountants.............................................  31


-------------------------------------------------------------------------------
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                                 $540,261,000
                       [LOGO OF MARRIOTT APPEARS HERE]
                         MARRIOTT INTERNATIONAL, INC.

      LIQUID YIELD OPTION(TM) NOTES DUE 2011 (ZERO COUPON--SUBORDINATED)

                              ------------------
                                  PROSPECTUS
                              ------------------

        OCTOBER  , 1996 (TM)TRADEMARK OF MERRILL LYNCH & CO., INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     An itemized statement of all expenses in connection with the issuance and distribution of the securities registered hereby is estimated as follows:


     Registration Fee.......................  $ 99,139
     Blue Sky Fees..........................     5,000
     Accounting Fees........................     2,500
     Trustee's Fee..........................     5,000
     Printing Expenses......................    15,000
     Miscellaneous..........................     5,000
                                              --------
         Total..............................  $131,639
                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eleventh and Article Sixteenth of the Company's Certificate of Incorporation (the "Certificate") and Section 7.7 of the Company Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate are collectively referred to herein as the "Director Liability and Indemnification Provisions."

     The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. Such provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

     In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The Delaware General Corporation Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

     Recent changes in the market for directors and officers liability insurance have resulted in the unavailability for directors and officers of many corporations of any meaningful liability insurance coverage. Insurance carriers have in certain cases declined to renew existing directors and officers liability policies, or have increased premiums to such an extent that the cost of obtaining such insurance becomes prohibitive. Moreover, current policies often exclude coverage for areas where the service of qualified independent directors is most needed. For example, many policies do not cover liabilities or expenses arising from directors' and officers' activities in response to attempts to take over a corporation. Such limitations on the scope of insurance coverage, along with high deductibles and low limits of liability, have undermined meaningful directors and officers liability insurance coverage.

     The unavailability of meaningful directors and officers liability insurance is attributable to a number of factors, many of which are affecting the liability insurance industry generally, including granting of unprecedented damages awards and reduced investment income on insurance company investments.

     According to published sources, the inability of corporations to provide meaningful directors and officers liability insurance has had a damaging effect on the ability of public corporations to recruit and retain corporate directors. Although the Company has not experienced this problem, the Company believes it is necessary to take every possible step to ensure that they will be able to attract the best possible officers and directors.

     Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

     Elimination of Liability in Certain Circumstances. Article Sixteenth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent such liability provisions as are provided in Article Sixteenth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteenth eliminates director liability for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteenth does not eliminate director liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     While the Director Liability and Indemnification Provisions provide directors with protection from awards of monetary damages for breaches of the duty of care, they do not eliminate the directors' duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. Article Sixteenth which eliminates liability, as described above, will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

     Indemnification and Insurance. Under Section 145 of the Delaware General Corporation Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

Section 7.7 of the Company Bylaws provides as follows:

          Section 7.7(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section 7.7, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. For purposes of determining the reasonableness of any such expenses, a certification to such effect by any member of the Bar of the State of Delaware, which member of the Bar may have acted as counsel to any such director, officer or employee, shall be binding upon the Corporation unless the Corporation establishes that the certification was made in bad faith.

          (d) Any indemnification under subsections (a) and (b) of this Section
     7.7 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because any such person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 7.7. Such determination shall be made (1) by the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

          (e) Expenses (including attorneys' fees) incurred by an officer, director or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that any such person is not entitled to be indemnified by the Corporation as authorized by this Section 7.7.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 7.7 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) The Corporation may but shall not be required to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section 7.7.

          (h) For purposes of this Section 7.7, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 7.7 with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this Section 7.7, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section 7.7.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.7 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) This Section 7.7 shall be interpreted and construed to accord, as a matter of right, to any person who is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the full measure of indemnification and advancement of expenses permitted by
     Section 145 of the Business Corporation Law of the State of Delaware.

          (l) Any person seeking indemnification or advancement of expenses by virtue of such person being or having been a director, officer or employee of the Corporation may seek to enforce the provisions of this Section 7.7 by an action in law or equity in any court of the United States or any state or political subdivision thereof having jurisdiction of the parties. Without limitation of the foregoing, it is specifically recognized that remedies available at law may not be adequate if the effect thereof is to impose delay on the immediate realization by any such person of the rights conferred by this Section 7.7 Any costs incurred by any person in enforcing the provisions of this Section 7.7 shall be an indemnifiable expense in the same manner and to the same extent as other indemnifiable expenses under this Section 7.7.

          (m) No amendment, modification or repeal of this Section 7.7 shall have the effect of or be construed to limit or adversely affect any claim to indemnification or advancement of expenses made by any person who is or was a director, officer or employee of this Corporation with respect to any state of facts which existed prior to the date of such amendment, modification or repeal. Accordingly, any amendment, modification or repeal of this Section 7.7 shall be deemed to have prospective application only and shall not be applied retroactively.

     Article Eleventh of the Company Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article Eleventh also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

ITEM 16. EXHIBITS.

                                                                        FILING STATUS AND INCORPORATION BY REFERENCE
                                                                (WHERE A REPORT OR REGISTRATION STATEMENT IS INDICATED BELOW,
EXHIBIT                                                         THAT DOCUMENT HAS BEEN PREVIOUSLY FILED BY THE COMPANY AND
NUMBER                     DESCRIPTION                          THE APPLICABLE EXHIBIT IS INCORPORATED BY REFERENCE THERETO)
----------------------------------------------------------------------------------------------------------------------------

  4.1     Indenture between the Company and The Bank of         Exhibit Nos. 4.1 (Indenture) and 4.2 (First
          New York, as Trustee, as amended                      Supplemental Indenture) to Form 8-K dated March
                                                                25, 1996.

                                                                        FILING STATUS AND INCORPORATION BY REFERENCE
                                                                (WHERE A REPORT OR REGISTRATION STATEMENT IS INDICATED BELOW,
EXHIBIT                                                         THAT DOCUMENT HAS BEEN PREVIOUSLY FILED BY THE COMPANY AND
NUMBER                     DESCRIPTION                          THE APPLICABLE EXHIBIT IS INCORPORATED BY REFERENCE THERETO)
----------------------------------------------------------------------------------------------------------------------------
  4.2     Form of Liquid Yield Option/TM/ Note                  Included in Exhibit 4.1.

  4.3     Restated Certificate of Incorporation.                Exhibit No. 3.1 to Form 8-K dated October 25,
                                                                1993.

  4.4     Bylaws, as amended.                                   Exhibit No. 3.2 to Form 10-K for fiscal year ended
                                                                December 29, 1995.

  4.5     Certificate of Designation, Preferences and Rights    Exhibit No. 4.1 to Form 8-K dated October 25,
          of Series A Junior Participating Preferred Stock.     1993.

  4.6     Rights Agreement with The Bank of New York, as        Exhibit No. 4.2 to Form 8-K dated October 25,
          Rights Agent.                                         1993.

  5.      Opinion of the Company's Law Department as to         Previously Filed.
          the legality of the securities to be registered.

  8.      Tax opinion of Brown & Wood.                          Previously Filed.

 10.      Registration Rights Agreement between the             Previously Filed.
          Company and Merrill Lynch & Co.

 11.      Computation of Earnings per Share.                    Exhibit No. 11 to Form 10-K for the fiscal year
                                                                ended December 29, 1995.

 12.      Computation of Ratio of Earnings to Fixed Charges.    Exhibit No. 12 to Form 10-Q for the fiscal quarter
                                                                ended June 14, 1996.

 23.1     Consent of Arthur Andersen LLP.                       Previously Filed.

 23.2     Consent of the Company's Law Department.              Included in Exhibit 5.

 23.3     Consent of Brown & Wood.                              Previously Filed.

 24.      Powers of Attorney.                                   Included with signatures on page II-7 of initial filing.

 25.      Form T-1 Statement of Eligibility under Trust         Previously Filed.
          Indenture Act of 1939, as amended, of The Bank
          of New York, as Trustee.

 99.      Forward-Looking Statements.                           Previously Filed.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on October 1, 1996.



                                           MARRIOTT INTERNATIONAL, INC.



                                           By:  /s/ Michael A. Stein
                                              ----------------------------------
                                                Michael A. Stein
                                                Executive Vice President and
                                                Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                                   Title                                  Date
          ---------                                   -----                                  ----
   /s/ J. W. MARRIOTT, JR.*       Chairman of the Board, President and Director          October 1, 1996
-----------------------------       (Principal Executive Officer)
       J. W. Marriott, Jr.

    /s/ MICHAEL A. STEIN          Executive Vice President and Chief Financial           October 1, 1996
-----------------------------       Officer (Principal Financial Officer)
        Michael A. Stein

    /s/ STEPHEN E. RIFFEE         Vice President, Finance and Chief Accounting           October 1, 1996
-----------------------------       Officer (Principal Accounting Officer)
        Stephen E. Riffee

  /s/ GILBERT M. GROSVENOR*       Director                                               October 1, 1996
-----------------------------
      Gilbert M. Grosvenor

   /s/ RICHARD E. MARRIOTT*       Director                                               October 1, 1996
-----------------------------
       Richard E. Marriott

                                  Director
-----------------------------
     Floretta Dukes McKenzie

     /s/ HARRY J. PIERCE*         Director                                               October 1, 1996
-----------------------------
         Harry J. Pearce

                                  Director
-----------------------------
         W. Mitt Romney

      /s/ ROGER W. SANT*          Director                                               October 1, 1996
-----------------------------
          Roger W. Sant

    /s/ LAWRENCE M. SMALL*        Director                                               October 1, 1996
-----------------------------
        Lawrence M. Small

* By:  /s/ Joseph Ryan
     ------------------------
           Joseph Ryan
           Attorney-In-Fact